Exhibit 99.1

Advance Auto Parts Names Andrew Page Controller and Chief Accounting Officer

Experienced Finance Executive to Lead Company’s Accounting Function

RALEIGH, N.C.--(BUSINESS WIRE)--May 8, 2019--Advance Auto Parts, Inc. (NYSE: AAP), a leading automotive aftermarket parts provider in North America that serves both professional installer and do-it-yourself customers, today announced that Andrew Page will be appointed Senior Vice President, Controller and Chief Accounting Officer, effective May 13, 2019. In this role, Page will be responsible for enterprise-wide accounting operations, tax, external financial reporting and all related compliance.

Page, 49, brings more than 25 years of broad-based accounting and finance experience to Advance. Most recently, he served as Senior Vice President and Chief Accounting Officer for Under Armour. Andrew joined Under Armour, Inc. in 2011 as Assistant Controller. Earlier in his career, Page served as Assistant Controller for FTI Consulting, Inc., an independent global business advisory firm. Page’s experience also includes senior finance positions at AES Corporation, Inc., General Electric, Discovery Communications, Inc. and PricewaterhouseCoopers, among others.

“I am extremely pleased to have Andrew join the Advance team,” said Jeff Shepherd, Executive Vice President and Chief Financial Officer. “Andrew’s extensive and diverse finance-related experience combined with his business acumen will be a tremendous addition to our already strong Finance organization. I look forward to working closely with Andrew as we continue our efforts to transform Advance and solidify our position as a true industry leader.”

Page takes on the Controller and Chief Accounting Officer role that has been held by Shepherd since March 2017. Page earned his bachelor’s degree in Accounting from Eastern Kentucky University, his MBA from Georgetown University and is a Certified Public Accountant.

About Advance Auto Parts

Advance Auto Parts, Inc. is a leading automotive aftermarket parts provider that serves both professional installer and do-it-yourself customers. As of December 29, 2018, Advance operated 4,966 stores and 143 Worldpac branches in the United States, Canada, Puerto Rico and the U.S. Virgin Islands. The Company also serves 1,231 independently owned Carquest branded stores across these locations in addition to Mexico, the Bahamas, Turks and Caicos, British Virgin Islands and Pacific Islands. Additional information about Advance, including employment opportunities, customer services, and online shopping for parts, accessories and other offerings can be found at www.AdvanceAutoParts.com.

CONTACT:
Media Contacts:
Darryl Carr
T: (540) 589-8102
E: darryl.carr@advance-auto.com

Investor Relations Contact:
Elisabeth Eisleben
T: (919) 227-5466
E: invrelations@advanceautoparts.com